MOORE STEPHENS WURTH FRAZER AND TORBET, LLP
*Certified Public Accountants and Consultants*

*1199 South Fairway Drive, 2nd Floor*
*Walnut, California 91789*
*PO Box 3949*
*City of Industry, California 91744*
*(909) 594-2713 Fax (909) 594-2357*
*www.mswft.com*

January 8, 2009

Securities and Exchange Commission
100 F Street N. E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on December 29, 2008, to be filed by our former client, Ever-Glory International Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Moore Stephens Wurth Frazer and Torbet, LLP